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                          CALEDONIA MINING CORPORATION

                                  NEWS RELEASE

             POTENTILLA KIMBERLITE RETURNS COMMERCIAL-SIZED DIAMONDS

                         SEPTEMBER 16TH, 2002, IMMEDIATE

Caledonia Mining Corporation ("Caledonia") of Toronto (TSX: CAL and NASDAQ-OTCBB: CALVF) is pleased to report diamond results for a 5.83 tonne mini-bulk sample collected from the Potentilla kimberlite in May 2002 by Ashton Mining of Canada Inc ("Ashton"). Discovered in September 2001, Potentilla is located on the Kikerk Lake property in the Coronation Gulf region of Nunavut.

MINI-BULK SAMPLE RESULTS

The Potentilla kimberlite contains two phases: an upper kimberlite breccia underlain by hypabyssal kimberlite. The 5.83 tonne mini-bulk sample consisted of
4.48 tonnes of kimberlite breccia and 1.35 tonnes of hypabyssal kimberlite. The drilling data indicate that Potentilla has maximum surface dimensions of 110 m x 50 m.

After processing through the dense media separation (DMS) plant at Ashton's North Vancouver laboratory the sample returned a total of 1.02 carats of diamonds larger than 1.0 mm using a square aperture screen. These results gave the sample an estimated diamond content of 17.50 carats per hundred tonnes ("cpht"). When a 0.8 mm square aperture screen was used, a total of 1.28 carats of diamonds was recovered giving the sample an estimated diamond content of
22.00 cpht.

SUMMARY OF DIAMOND RESULTS

                                         DIAMONDS           DIAMONDS       ESTIMATED DIAMOND CONTENT
   KIMBERLITE        SAMPLE WEIGHT    RECOVERED (>0.8   RECOVERED (>1.0              (CPHT)
      TYPE             (TONNES)        MM) (CARATS)       MM) (CARATS)        (DIAMONDS > 1.0 MM)
---------------      -------------    ---------------   ---------------    -------------------------
Breccia                    4.48           1.07                 0.86                   19.20
Hypabyssal                 1.35           0.21                 0.16                   11.85
                           ----           ----                 ----                   -----
TOTAL                      5.83           1.28                 1.02                   17.50
                           ====           ====                 ====                   =====

The largest diamond recovered, a 0.34 carat colourless composite crystal with small inclusions, came from the breccia. The second largest diamond, a 0.09 carat stone, was recovered from the hypabyssal phase.

No further work is planned on Potentilla at this time. The recovery of a 0.34 carat diamond in Potentilla confirms the presence of kimberlites with larger stones in the Coronation Gulf region of Nunavut and provides encouragement for continued aggressive exploration on the Kikerk Lake property and elsewhere in the region.

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                                      - 2 -

KIKERK LAKE PROPERTY SUMMER EXPLORATION PROGRAM

In addition to the collection of the Potentilla mini-bulk sample, the 2002 summer drilling program focused on the Stellaria kimberlite. Situated approximately 700 m east of the Potentilla kimberlite, Stellaria was discovered in May 2002 by drilling a vertical hole into a geophysical anomaly having approximate surface dimensions of 160 m x 50 m. The anomaly is oriented along a geophysically defined linear feature having an approximate strike length of two km. The 2002 program was designed to better understand the Stellaria kimberlite and the associated linear feature. Initial microdiamond results from Stellaria were reported on July 17, 2002.

In August 2002, a hole was drilled from 40 m northwest of the Stellaria discovery hole at an inclination of 60 degrees from horizontal. After passing through 16 m of glacial overburden and 52 m of dolomitic limestone, the drill intersected 21 m of hypabyssal kimberlite. The drill data suggest that Stellaria may be a 13 metre wide dyke dipping at an angle of 72 degrees to the northwest. Based on indicator mineral and geophysical data, Stellaria has a strike length of less than 400 m.

Approximately 100 kg of core was recovered from the Stellaria drill hole and it will be processed for microdiamonds by caustic dissolution at Ashton's North Vancouver laboratory. Three additional holes were drilled into geophysical anomalies along the linear feature without intersecting kimberlite.

The summer program also included the collection of more than 250 indicator mineral samples in the vicinity of the Stellaria and Potentilla kimberlites to investigate unexplained geophysical and indicator mineral anomalies. The indicator mineral data will assist in identifying priority targets for drilling in early 2003.

Caledonia currently holds a 17.5 percent interest in the Kikerk Lake property. Ashton and Northern Empire Minerals Ltd. ("Northern Empire") hold interests of
52.5 percent and 30 percent respectively. Ashton is the operator of the programs on the Kikerk Lake property .

FOR FURTHER INFORMATION PLEASE CONTACT CALEDONIA MINING CORPORATION:

S. E. HAYDEN                        JAMES JOHNSTONE                    CHRIS HARVEY
Chairman, President and CEO         V-P Operations and COO             Technical Director
South Africa                        Canada                             Canada
Tel: (011-27-11) 447-2499           Tel: (1-905) 607-7543              Tel: (1-905) 607-7543
Fax: (011-27-11) 447-2554           Fax: (1-905) 607-9806              Fax: (1-905) 607-9806

FURTHER INFORMATION REGARDING CALEDONIA'S EXPLORATION ACTIVITIES AND OPERATIONS ALONG WITH ITS LATEST FINANCIALS MAY BE FOUND ON THE CORPORATION'S WEBSITE HTTP:/WWW.CALEDONIAMINING.COM